Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information contact
May 12, 2004	R. J. Klatt (281) 230-6732

GUNDLE/SLT ENVIRONMENTAL, INC. ANNOUNCES STOCKHOLDER APPROVAL
OF MERGER

HOUSTON (May 12, 2004) – Gundle/SLT Environmental, Inc. (NYSE: GSE), a leading global provider of geosynthetic lining solutions, products and services announced today that its stockholders have adopted and approved a merger agreement among GSE, GEO Holdings Corp. and GEO Sub Corp. and the related merger of GEO Sub with and into GSE.

GSE announced on December 31, 2003, that it had entered into a merger agreement with GEO Sub Corp. and GEO Holdings Corp., newly formed entities indirectly controlled by Code Hennessy & Simmons LLC, under which all publicly traded shares of GSE’s common stock are to be converted into cash at the rate of $18.50 per share. Samir T. Badawi, GSE’s chairman, president and chief executive officer, said, “We are pleased our stockholders voted to approve and adopt the merger agreement and related merger. The process to close the merger is proceeding according to schedule, but other conditions to close remain to be satisfied. However, GSE expects the merger transaction to close on or about May 18, 2004.”

Gundle/SLT Environmental, Inc., headquartered in Houston, is a global manufacturer and marketer of geosynthetic lining solutions, products and services used in the containment and management of solids, liquids and gases for organizations engaged in waste management, mining, water and wastewater treatment, and aquaculture. Additional information is available at www.gseworld.com.

Founded in 1988, Code Hennessy & Simmons LLC is a private equity firm that manages approximately $1.5 billion in capital in four funds. CHS focuses on building shareholder value in middle-market manufacturing, distribution and service companies through strong relationships with management teams and sound investment strategies. Additional information is available at www.chsonline.com.

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